Exhibit 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

											Nine Months
											Ended
	Fiscal Year Ended June 30,										Mar. 31,
	2000		2001		2002		2003		2004		2005
EARNINGS:
Income before income tax expense	$67,382		$59,325		$78,984		$77,660		$46,157		$61,716
Add: Fixed charges	3,378		2,801		2,967		14,375		13,161		9,711

Earnings as defined	$70,760		$62,126		$81,951		$92,035		$59,318		$71,427

FIXED CHARGES:
Interest expense	$2,246		$1,263		$1,376		$10,038		$8,663		$6,366
Amortization of deferred financing fees	—		—		—		2,542		2,145		1,616

Interest expense as reported	2,246		1,263		1,376		12,580		10,808		7,982
Portion of rent expense as interest	1,132		1,538		1,591		1,795		2,353		1,729

Fixed charges as defined	$3,378		$2,801		$2,967		$14,375		$13,161		$9,711

Ratio of earnings to fixed charges	21.0	x	22.2	x	27.6	x	6.4	x	4.5	x	7.4	x

For purposes of computing the ratios of earnings to fixed charges, earnings represent pretax income from continuing operations plus fixed charges. Fixed charges represent interest expense and the portion of rents representative of interest related to continuing operations.